Exhibit 99.1

News Release FOR IMMEDIATE RELEASE
Media and Financial Contact:
Gentry Brann
225.987.7372
gentry.brann@shawgrp.com
Shaw Closes $1.45 Billion Unsecured, 5-Year Credit Facility
BATON ROUGE, La., June 16, 2011 — The Shaw Group Inc. (NYSE: SHAW) today announced it has amended and expanded its credit agreement to a $1.45 billion unsecured, five-year credit facility. The entire amount is available for the issuance of performance letters of credit, and $1.25 billion is available for financial letters of credit and/or borrowings for working capital needs and general corporate purposes.
The credit agreement also enables Shaw to seek additional unsecured commitments of up to a total of $500 million under this facility and/or other supplemental credit facilities. Shaw also may pledge up to $300 million of its unrestricted cash to secure additional letters of credit, subject to certain conditions, in addition to amounts available under the credit facility.
“The expansion of our credit facility gives Shaw increased financial flexibility and supports our ongoing growth initiatives,” said Brian K. Ferraioli, Shaw’s executive vice president and chief financial officer. “Our lenders continue to have confidence in Shaw’s business and have demonstrated that through the new unsecured facility.”
A Form 8-K regarding the credit agreement will be filed with the U.S. Securities and Exchange Commission on June 20, 2011. The filing will be available via Shaw’s website at www.shawgrp.com under the Investor Relations section.
The Shaw Group Inc. (NYSE:SHAW) is a leading global provider of engineering, construction, technology, fabrication, remediation and support services for clients in the energy, chemicals, environmental, infrastructure and emergency response industries. A Fortune 500 company with fiscal year 2010 annual revenues of $7 billion, Shaw has approximately 27,000 employees around the world and is a power sector industry leader according to Engineering News-Record’s list of Top 500 Design Firms. For more information, please visit Shaw’s website at www.shawgrp.com.
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This press release contains forward-looking statements and information about our current and future prospects and our operations and financial results, which are based on currently available information. The forward looking statements include assumptions about our operations, such as cost controls and market conditions, that may not be realized. Actual future results and financial performance could vary significantly from those anticipated in such statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, the occurrence of certain events or otherwise.
Among the factors that could cause future events or transactions to differ from those we expect are those risks discussed under Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2010, our Quarterly Reports on Form 10-Q for the quarters ended May 31, 2010, November 30, 2010, and February 28, 2011, and other reports filed with the Securities and Exchange Commission (SEC). Please read our “Risk Factors” and other cautionary statements contained in these filings.
As a result of these risks and others, actual results could vary significantly from those anticipated in this press release, and our financial condition and results of operations could be materially adversely affected.